UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 4, 2017

BOSTON SCIENTIFIC CORPORATION
(Exact name of registrant as specified in charter)

DELAWARE	1-11083	04-2695240
(State or other	(Commission	(IRS employer
jurisdiction of	file number)	identification no.)
incorporation)

300 Boston Scientific Way, Marlborough, Massachusetts	01752-1234
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:   (508) 683-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01	Entry Into a Material Definitive Agreement

On August 4, 2017, Boston Scientific Corporation (the “Company”) entered into a $2,250,000,000 senior unsecured credit facility, by and among the Company, as Borrower, the several lenders party thereto, Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent (the “2017 Credit Agreement”). The 2017 Credit Agreement refinances the Company’s prior credit agreement, dated as of April 10, 2015, by and among the Company, as Borrower, the several lenders party thereto, Bank of America, N.A., as Syndication Agent and JPMorgan Chase Bank, N.A., as Administrative Agent (the “2015 Facility”). The Company may borrow from time to time up to $2,250,000,000 in revolving credit loans under the 2017 Credit Agreement. The 2017 Credit Agreement matures on August 4, 2022, with one-year extension options subject to certain conditions, including certain lender approvals. Loans under the 2017 Credit Agreement will bear interest at the Company’s option at either LIBOR or ABR plus an interest margin. ABR is the greatest of the (a) Prime Rate (as defined in the 2017 Credit Agreement), (b) the NYFRB Rate (as defined in the 2017 Credit Agreement) plus ½ of 1 percent per annum and (c) one-month LIBOR plus 1 percent per annum. The applicable interest margin will be based on the Company’s long-term, senior unsecured corporate credit ratings from Moody’s Investors Service, Inc. and S&P Global Ratings. Based on the Company’s current credit ratings, any Eurodollar Loans and Multicurrency Loans under the 2017 Credit Agreement bear interest at LIBOR plus 1.100 percent (compared to LIBOR plus 1.100 percent under the 2015 Facility), and any ABR Loans under the 2017 Credit Agreement bear interest at ABR plus 0.100 percent (compared to ABR plus 0.100 percent under the 2015 Facility). In addition, the Company will pay a facility fee of 0.150 percent per year (compared to 0.150 percent per year under the 2015 Facility), based on the Company’s credit ratings and the total amount of revolving credit commitments (generally irrespective of usage) under the 2017 Credit Agreement. The 2017 Credit Agreement contains covenants which, among other things, require that the Company maintain a maximum leverage ratio of 3.50x (provided that, for the first two consecutive fiscal quarters ended immediately following the consummation of a Qualified Acquisition (any transaction for which the consideration exceeds $1,000,000,000 and for which the Company notifies the Administrative Agent that such transaction is a Qualified Acquisition under the 2017 Credit Agreement), the maximum leverage ratio shall be 4.50x, and shall decrease to 4.25x, 4.00x, and 3.75x, for the next three fiscal quarter-ends after such two fiscal quarter-ends, respectively, and then to 3.50x for each fiscal quarter-end thereafter). The ratios are calculated based on earnings before interest, taxes, depreciation and amortization, as adjusted pursuant to the 2017 Credit Agreement (“Consolidated EBITDA”). The Company is permitted to exclude from Consolidated EBITDA, among other things, (i) any Non-Cash Charges (as defined in the 2017 Credit Agreement), (ii) any Cash Litigation Payments (as defined in the 2017 Credit Agreement) provided that the aggregate amount of such Cash Litigation Payments shall not exceed $1,000,000,000, (iii) any cash and non-cash charges with respect to restructurings, plant closings, staff reductions, distributor network optimization initiatives, distribution technology optimization initiatives or other similar charges, provided that the aggregate amount of all such charges shall not exceed $500,000,000 and (iv) certain cash litigation payments constituting Accrued Legal Liabilities (as defined in the 2017 Credit Agreement) provided that the aggregate amount of such Accrued Legal Liabilities added back to Consolidated EBITDA after the closing date of the 2017 Credit Agreement shall not exceed $1,624,000,000.

A copy of the 2017 Credit Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the 2017 Credit Agreement is qualified in its entirety by reference to the full text of the 2017 Credit Agreement.

ITEM 1.02	Termination of a Material Definitive Agreement

In connection with the entry into the 2017 Credit Agreement, the Company terminated the 2015 Facility on August 4, 2017.

ITEM 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

ITEM 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

Exhibit 10.1
Credit Agreement dated as of August 4, 2017 by and among Boston Scientific Corporation, the several lenders parties thereto, Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 7, 2017	BOSTON SCIENTIFIC CORPORATION

	By:	/s/ Vance R. Brown
Vance R. Brown
Vice President and Chief Corporate Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1
Credit Agreement dated as of August 4, 2017 by and among Boston Scientific Corporation, the several lenders parties thereto, Bank of America, N.A. and Wells Fargo Bank, National Association, as Syndication Agents and JPMorgan Chase Bank, N.A., as Administrative Agent